Exhibit 10.4
AMENDMENT THREE TO THE LOGISTICS SERVICES AGREEMENT
This AMENDMENT THREE TO THE LOGISTICS SERVICES AGREEMENT (the "Amendment") dated as of the 26th day of July, 2018 is by and between Cambium Learning, Inc. ("Client") and Geodis Logistics LLC ("GEODIS," collectively the "Parties").
RECITALS:

A.	Client and GEODIS executed that certain Logistics Services Agreement dated February 22, 2012 (the "Agreement");

B.	GEODIS provides both warehouse services and transportation services to Client pursuant to the Agreement;

C.	Client wishes to renew the Agreement with respect to the warehousing services, but not with respect to the transportation services; and,

D.	The Parties desire to further amend the Agreement as set forth herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client and GEODIS agree to amend the Agreement as follows:

1.
As of September 1, 2016, Ozburn-Hessey Logistics, LLC changed its name to Geodis Logistics LLC. All references to Ozburn-Hessey Logistics, LLC or OHL is modified to reflect Geodis Logistics LLC or GEODIS.

2.
The term of the Agreement specific to the provision of warehousing and distribution Services is hereby renewed through May 31, 2023 (the "Term"). At least six (6) months prior to the end of such Term, both Parties agree to discuss and determine whether the Agreement will be further renewed and the terms thereof.

3.	The Transportation Management Services ("TM Services") provided by GEODIS to Client will not be renewed. Effective immediately, the Agreement will be amended as follows:

a.	Under the Section DEFINITION:

1)	"Carrier Contract" shall be struck and deleted in its entirety.

2)	"Carrier" shall mean any motor or other carrier designated by CLIENT to pick-up Product at the Facility.

b.	Section 2.A. TRUCKING AND DOMESTIC TRANSPORTATION SERVICES shall be deleted in its entirety with the exception of Section 2A(13) which shall remain unchanged.

c.	Section 2.B. WAREHOUSING AND DISTRIBUTION SERVICES shall be amended as follows:

1)
The last sentence in Section 2(B)1 shall be deleted and replaced with as follows: "GEODIS's services, including the care, custody and control of Product shall terminate upon acceptance by the Carrier in a sealed trailer or other transit vehicle."

2)
Section 2(B)(8)(e) shall be amended to add "[I]n the event GEODIS, for the convenience of CLIENT and Carriers, permits Carriers to drop or park trailers or containers on the Facility yard, GEODIS shall not be liable for loss or damage to Product, trailers or containers occurring while the trailers or containers are on the yard."

d.	The first paragraph of Section 4. INDEMNIFICATION AND INSURURANCE shall be restated as follows:
GEODIS shall indemnify, defend and hold CLIENT, and their respective affiliates, subsidiaries, parent and related companies, and all of their employees, agents, officers, directors, shareholders, members and personnel (collectively, the "CLIENT Indemnitees") harmless from any third party awards, damages, costs, expenses, losses, or liabilities that CLIENT Indemnitees may incur as a result of a third party claim for injury or death to any person (including but not limited to the employees of CLIENT, GEODIS and its subcontractors) and for damage to property (including the property of CLIENT and its subcontractors) arising out of or resulting directly from the willful misconduct or negligent acts and omissions of GEODIS in the performance of Services hereunder or from any breach of this Agreement, subject to the limitations on GEODIS' liabilities set forth herein.

e.	The second paragraph of Section 4. INDEMNIFICATION AND INSURURANCE shall be restated as follows:
CLIENT shall indemnify, defend and hold GEODIS and their respective affiliates, subsidiaries, parent and related companies, and all of their employees, agents, officers, directors, shareholders, members and personnel (collectively, the "GEODIS Indemnitees") harmless from any third party awards, damages, costs, expenses, losses, or liabilities, that GEODIS Indemnitees may incur as a result of a third party claim for injury or death to any person (including but not limited to the employees of GEODIS, CLIENT and its subcontractors) and for damage to property (including the property of GEODIS and its subcontractors), arising out of or resulting directly from the willful misconduct, or negligent acts and omissions of CLIENT and its Carriers, or from any breach of this Agreement.

f.
Upon payment of all final invoices related to the TM Services: (i) Section 7 C. Termination for Cause by CLIENT (Transportation Services), (ii) the paragraph titled "Domestic Transportation Management Services" of Section 10. Terms of Payment, and (iii) Exhibit D - Transportation Services & Compensation, shall each be deleted in their entirety.

4.	Section 9. NOTIFICATION shall be amended as follows:
To GEODIS:    Jeremy Wright CFO (or successor)
GEODIS Logistics, LLC
7101 Executive Center Drive, Suite 333
Brentwood, TN 37027

5.	Retroactively effective June 1, 2018, the pricing is amended as follows:

Monthly Total Rent (includes rent, tax, insurance, CAM, utilities, etc.):
June 1, 2018 to December 31, 2018 - $0.448 per square foot per month
Effective, January 1, 2019, the monthly Total Rent for warehousing services (which includes rent, tax, insurance, CAM, utilities, warehouse protection and other operating expenses, the "Variable Rent Costs"), shall increase to $0.4664 per square foot per month.  The Variable Rent Costs will be reconciled on an annual basis.
Client's Facility space allocation is 113,900 square feet. Upon Client's election and a one-hundred forty-five (145) day written notice period to GEODIS, Client may reduce its Facility space allocation; provided that Client's allocation will never fall below 95,000 square feet without express written agreement from GEODIS. Any reduction in square footage space will be memorialized in a separate written agreement between the Parties.
GEODIS reserves the right to move, at its sole cost and expense, any Products in storage from the Facility to any of its other facilities, so long as it provides no less than thirty (30) days' prior notice to Client. The condition of such facilities must be equal to or better than the condition of the Facility, and such transfer shall not adversely affect the Rates or materially impact the Services.
Monthly Equipment Lease Fee:
June 1, 2018 to May 31, 2023 - $1,291.49 (See Equipment Lease Schedule)
The Parties acknowledge that the above revised pricing became effective June 1, 2018. The Client has been billed pursuant to these revised rates since June 1, 2018, and Client expressly approves such rates.

6.
The Parties further agree that the purchase and/or lease of certain capital is necessary in relation to the renewal and this Amendment. Therefore, an additional equipment lease fee of $1,291.49 will be charged to Client each month during the Term. Before the expiration of the Term, should Client terminate the Agreement for convenience, or should GEODIS terminate for cause, the applicable ending balance on the attached Equipment Lease Schedule shall be due to GEODIS, in addition to any other sums due as set forth in the Agreement.

7.
Any capitalized terms not defined herein shall have the meanings set forth in the Agreement. Except as provided herein, the Agreement shall remain unchanged and in full force and effect in accordance with its terms. It is specifically understood and agreed that the foregoing shall not be deemed to be a waiver or amendment of any other provision of the Agreement or any of GEODIS's rights or remedies under the Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date set forth above.

Cambium Learning, Inc.	GEODIS LOGISTICS LLC
Name: /s/ Barbara Benson Title: CFO Date: 8/3/2018	Name: /s/ Mike Honious Title: COO Date: 8/20/2018